EXHIBIT 10.1

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of November 8, 2010, between Healthwarehouse.com, Inc., a Delaware corporation (the “Company”), and the investors identified on the signature pages hereto (each, an “Investor” and collectively, the “Investors”).

WHEREAS, the Company is offering, in a private placement to “accredited investors” (as such term in defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”)), units (the “Units”) of up to 349,392 shares of newly created Series B Preferred Stock, $0.001 par value per share, of the Company (the “Preferred Stock”) and five-year immediately exercisable warrants (all such warrants being the “Warrants”) to purchase shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”), at an exercise price of $3.00 per share, in the form attached hereto at Exhibit A;

WHEREAS, each Unit will be offered at a purchase price of $9.45 per Unit (the “Per Unit Purchase Price”) and will consist of (i) one share of Preferred Stock and (ii) a Warrant to purchase 2.6993 shares of Common Stock. The Preferred Stock shall have the other rights, preferences, and privileges set forth in the Certificate of Designation attached hereto as Exhibit B (the “Certificate of Designation”);

WHEREAS, the Company is also offering, in a private placement, to certain of the Investors, 7% secured convertible promissory notes under the terms of a Loan and Security Agreement of even date herewith (the “Loan Agreement”);

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act and Rule 506 promulgated thereunder, the Company desires to issue and sell to each Investor, and each Investor, severally and not jointly, desires to purchase from the Company certain securities of the Company, as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Investors agree as follows:

ARTICLE 1

DEFINITIONS

1.1          Definitions.  In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against, or which any executive officer of the Company has actual knowledge of, or affecting the Company, any Subsidiary or any of their respective properties, or capital stock, or any officers, directors or key employees of the Company or any of its Subsidiaries, before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144.

“Belgium Subsidiaries” means Ion Networks Holding N.V. and Ion Networks, N.V. (each an entity organized under the laws of Belgium)

“Board of Directors” or “Board” means the Board of Directors of the Company.

“Business Day” means any day except Saturday, Sunday and any day which is a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” means the closing of the purchase and sale of the Units pursuant to Section 2.1(a).

“Closing Date” means, with respect to the Closing, the Business Day immediately following the date on which all of the conditions set forth in Sections 5.1 and 5.2 hereof are satisfied or waived, or such other date as the parties may agree, provided that such conditions continue to be so satisfied or waived on such Business Day.

“Commission” means the Securities and Exchange Commission.

“Common Stock Equivalents” means any securities of the Company or any Subsidiary which entitle the holder thereof to acquire Common Stock at any time, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock.

“Company Unit Deliverables” has the meaning set forth in Section 2.2(a).

“Company Note Deliverables” has the meaning set forth in Section 2.2(b).

“Company Shares” means the shares of Preferred Stock issued to the Investors by the Company pursuant to this Agreement, including any securities into which such shares of Preferred Stock may hereafter be reclassified or changed.

“Company’s IP” has the meaning set forth in Section 3.1(r).

“Confidential Information” means trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information).

“Conversion Shares” means the shares of Common Stock issuable upon conversion of the Preferred Stock (including the conversion of Preferred Stock issuable upon conversion of the Convertible Notes or issuable as a PIK dividend on the Preferred Stock).

“Convertible Notes” means the 7% secured convertible promissory notes issued by the Company and Old HW to HWH and [Lloyd Miller] under the Loan Agreement.

“Delaware Courts” means the state and federal courts sitting in the City of Wilmington, State of Delaware.

“Disclosure Letter” means any of the disclosures hereto containing information relating to the Company pursuant to Article III and other provisions hereof that has been provided to the Investors on the date hereof, attached as Exhibit C hereto.

“Disclosure Materials” has the meaning set forth in Section 3.1(h).

“Effective Date” means the date that the Registration Statement filed pursuant to Section 2.2, 2.3, or 2.4 of the Investors’ Rights Agreement (as applicable) is first declared effective by the Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended

“GAAP” means U.S. generally accepted accounting principles.

“HWH” means HWH Lending, LLC, a Delaware limited liability company.

 “Infringe” has the meaning set forth in Section 3.1(r).

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith:  (a) all United States, international and foreign registered patents and applications therefor and all underlying patent rights, reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), ideas, processes, invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, improvements, discoveries, technical data, customer lists, proprietary processes and formulae, all source and object code, algorithms, architectures, structures, display screens, layouts, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records; (c) all copyrights, copyrights registrations and applications therefor, copyrightable material including derivative works, revisions, transformations and adaptations, material that is subject to non-copyright disclosure protections, and all other works of authorship and designs (whether or not copyrightable), and all other rights corresponding thereto throughout the world; (d) all trade names, logos, trade dress, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (e) domain names; (f) web sites and related content; (g) intellectual property rights acquired by license or agreement; (h) damages or benefits derived from any action arising out of or related to the foregoing, including laws controlling computer and Internet rights; (i) all manuals, documentation and materials relating to the above; and (j) any equivalent rights to any of the foregoing anywhere in the world.

“Investment Amount” means, with respect to each Investor, the Investment Amount indicated on such Investor’s signature page to this Agreement.

“Investor Deliverables” has the meaning set forth in Section 2.2(c).

“Investor Party” has the meaning set forth in Section 4.6.

“Investors’ Rights Agreement” means the Investors’ Rights Agreement, dated as of the date of this Agreement, among the Company and the Investors, in the form of Exhibit D hereto.

“License Agreements” has the meaning set forth in Section 3.1(r).

“Lien” means any lien, charge, pledge, encumbrance, security interest, preemptive or similar rights, right of first refusal or other restrictions of any kind, other than restrictions on the transfer of securities arising under federal or state securities laws and regulations.

 “Material Adverse Effect” means any of (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the operations (including the results thereof), assets, liabilities (actual or contingent), business, property, or condition (financial or otherwise) of the Company or any Subsidiary taken as a whole, or (iii) a material adverse impairment to the Company’s ability to perform on a timely basis its obligations under any Transaction Document.

“Old HW” means the Company’s wholly owned subsidiary, Hwareh.com, Inc., a Delaware corporation.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Principal Market” means the National Association of Securities Dealers, Inc. OTC Bulletin Board.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Registrable Securities” has the meaning set forth in the Investors’ Rights Agreement.

“Registration Statement” means a registration statement meeting the requirements set forth in the Investors’ Rights Agreement and covering the resale by the Investors of the Registrable Securities (as defined therein) to the extent provided for therein.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” has the meaning set forth in Section 3.1(h).

“Securities” means, collectively, the Company Shares, the Convertible Notes, the Conversion Shares, the Warrants, and the Units.

“Short Sales” include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO and include all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers having the effect of hedging the securities or investment made under this Agreement.

“Subsidiary” means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, joint venture or other legal entity; provided, however, that with respect to the Company, “Subsidiary” shall not include the Belgium Subsidiaries.

“Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York City time).

“Trading Market” means whichever of the New York Stock Exchange, the NYSE Amex Equities, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the Principal Market on which the Common Stock is listed or quoted for trading on the date in question.

“Transaction Documents” means this Agreement, the Investors’ Rights Agreement, the Warrants, the Indemnification Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Warrant” has the meaning set forth in the Preamble to this Agreement.

“Warrant Shares” mean the shares of Common Stock issuable upon the exercise of the Warrants being sold under this Agreement.

ARTICLE 2
PURCHASE AND SALE

2.1          Closing.  Subject to the terms and conditions set forth in this Agreement and the Loan Agreement, at the Closing, the Company shall issue and sell to the Investors, and the Investors shall, severally and not jointly, purchase from the Company an aggregate of 349,392 Units and Convertible Notes in the aggregate principal amount of $1,000,000.  The Closing shall take place at the offices of Andrews Kurth LLP (“Andrews”), 111 Congress Avenue, Suite 1700, Austin, Texas 78701 on the Closing Date, or at such other location or time as the parties may agree.

2.2          Closing Deliveries.

(a)           At the Closing, the Company shall deliver or cause to be delivered to each Investor that is purchasing Units the following (the “Company Unit Deliverables”):

(i)          a stock certificate representing such number of Company Shares equal to the portion of such Investor’s Investment Amount invested at the Closing divided by the Per Unit Purchase Price, registered in the name of such Investor;

(ii)         a certificate evidencing the formation and good standing of the Company and Old HW, issued by the Secretary of State of the State of Delaware, each as of a date within ten (10) days of the Closing Date;

(iii)        a certified copy of (i) the Certificate of Incorporation, as amended, of the Company (the “Certificate of Incorporation”) and (ii) the Certificate of Incorporation, as amended, of Old HW, each as certified by the Secretary of State of the State of Delaware, as of a date within ten (10) days of the Closing Date;

(iv)        evidence of the filing of the Certificate of Designation with the Secretary of State of the State of Delaware;

(v)         a certificate, executed by the Secretary of the Company and dated as of the Closing Date, as to (i) the resolutions consistent with Section 3.1(c) as adopted by the Company’s board of directors in a form reasonably acceptable to such Investor, (ii) the Certificate of Incorporation and (iii) the Bylaws, each as in effect at the Closing;

(vi)         a Warrant, registered in the name of such Investor pursuant to which such Investor shall have the right to acquire the number of shares of Common Stock equal to the number of Company Shares issuable to such Investor pursuant to Section 2.2(a)(i) multiplied by 2.6993;

(vii)        the Investors’ Rights Agreement and any other Transaction Documents which the Company is required to execute hereunder, duly executed by the Company;

(viii)       the legal opinion of Company Counsel in substantially the form previously provided to the Investors, addressed to the Investor;

(ix)         the certificates set forth in Section 5.1 of this Agreement; and

(x)          such other documents relating to the transactions contemplated by this Agreement as such Investor or its counsel may reasonably request.

(b)           At the Closing, in addition to the Company Unit Deliverables, the Company shall deliver or cause to be delivered to each Investor that is purchasing a Convertible Note under the Loan Agreement (the “Company Note Deliverables”):

(i)           A Convertible Note in the principal amount and in the form described in the Note Agreement, duly executed by the Company and Old HW; and

(ii)          A Warrant, registered in the name of such Investor pursuant to which such Investor shall have the right to acquire the number of shares of Common Stock equal to 28,563.8 for each $100,000 of principal of such Investor’s Convertible Note.

(c)           At the Closing, each Investor shall deliver or cause to be delivered to the Company the following (the “Investor Deliverables”):

(i)           the portion of its Investment Amount invested at the Closing, in United States dollars, by (A) wire transfer of immediately available funds to an account designated in writing by the Company for such purpose attached hereto at Exhibit E, (B) cancellation or conversion of indebtedness of the Company and/or Old HW, or (C) combination of such methods; and

(ii)         the Investors’ Rights Agreement, duly executed by such Investor.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1          Representations and Warranties of the Company.  The Company hereby represents and warrants to, and agrees with, each Investor as of the Closing Date (except for representations and warranties which speak as of a later date), that, except as set forth in the Disclosure Letter, which disclosures shall be deemed to be part of the representations and warranties made hereunder, the following representations are true, correct, and complete.  The Disclosure Letter shall be arranged in Sections corresponding to the numbered and lettered Sections and Subsections contained in this Article 3 and the disclosures in any Section or Subsection of the Disclosure Letter shall qualify other Sections and Subsections of this Article 3 only to the extent that it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other Sections and Subsections.  For purposes of all representations and warranties any reference to the Company’s “knowledge” or “awareness” or any similar term shall be deemed to relate to the knowledge after reasonable inquiry of Lalit Dhadphale, the Company’s President and Chief Executive Officer, Patrick E. Delaney, the Company’s Chief Financial Officer and Treasurer, and Ronald W. Ferguson, the Company’s principal pharmacist.

(a)           Subsidiaries.

(i)           The Company has no direct or indirect Subsidiaries other than as specified on Schedule 3.1(a) of the Disclosure Letter.  Except as set forth on Schedule 3.1(a) of the Disclosure Letter, the Company owns, directly or indirectly, all of the capital stock of each Subsidiary free and clear of any and all Liens, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.  The Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or such Subsidiary.

(ii)           The Belgium Subsidiaries are both non-operating, inactive entities, and have no assets or liabilities (contingent or otherwise).

(b)           Organization and Qualification.  The Company and each Subsidiary are duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted and as presently proposed to be conducted, except in each case as would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.  The Company and each Subsidiary are duly qualified to conduct its respective businesses and are in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(c)           Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder.  The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby, including, without limitation, the issuance of the Securities and the reservation for issuance and issuance of the Conversion Shares and the Warrant Shares issuable upon exercise of the Warrants, have been duly authorized by all necessary corporate action on the part of the Company and no consent or further corporate action is required by the Company, its Board of Directors or its stockholders in connection therewith.  Each Transaction Document has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, and except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(d)           No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) assuming the consents set forth on Schedule 3.1(e) of the Disclosure Letter are obtained, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations and the rules and regulations of the Principal Market), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(e)           Filings, Consents and Approvals.  The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) the filing with the Commission of one or more Registration Statements in accordance with the requirements of the Investors’ Rights Agreement, (ii) filings required by state securities laws, (iii) the filing of a Notice of Sale of Securities on Form D with the Commission under Regulation D of the Securities Act, (iv) the filings required in accordance with Sections 4.4 (and any related amendments to, or related prospectus supplements to, the Company’s outstanding registration statements), and (v) those set forth on Schedule 3.1(e) of the Disclosure Letter.  The Company and its Subsidiaries are unaware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the registration, application or filings pursuant to this Section 3.1(e).

(f)           Issuance of the Securities.  The Company Shares, the Warrants, the Conversion Shares and the Warrant Shares have been duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens other than those imposed under the Transaction Documents or applicable federal and state securities laws and those created or imposed by an Investor. The Company has reserved from its duly authorized capital stock the Securities issuable pursuant to this Agreement, including the Company Shares, the Conversion Shares and the Warrant Shares.  When issued pursuant to the terms of the Company Shares and the Warrants, the Conversion Shares and the Warrant Shares will be validly issued, fully paid and non-assessable and free from all Liens other than those imposed under the Transaction Documents or applicable federal and state securities laws and those created or imposed by an Investor, with the holders being entitled to all rights accorded to a holder of Preferred Stock or Common Stock, as the case may be.  Subject to the accuracy of the representations and warranties of the Investors in this Agreement, the offer and issuance by the Company of the Securities is exempt from registration under the Securities Act.

(g)           Capitalization.  As of the date hereof, the authorized capital stock of the Company (without giving effect to the transactions contemplated by this Agreement) consists of (i) 1,000,000 shares of preferred stock, $0.001 par value per share, of which (A) 200,000 shares are designated as Series A Preferred Stock, and of which as of the date hereof, no shares are issued and outstanding, and (B) 625,000 shares are designated as Preferred Stock, and of which as of the date hereof, no shares are issued and outstanding, and (ii) 50,000,000 shares of Common Stock, of which as of the date hereof, (U) 10,278,934 shares are issued and outstanding, (V) 2,276,062 shares are reserved for issuance pursuant to the conversion of Preferred Stock into Common Stock,  (W) no shares are reserved for issuance pursuant to the conversion of Series A Preferred Stock into Common Stock, (X) 2,906,425 shares are reserved for issuance pursuant to the Company’s equity incentive plans under which (I) options to purchase 1,971,300 shares are issued and outstanding  and (II) 935,125 shares remain available for grant, (Y) 643,750 shares are reserved for issuance pursuant to warrants exercisable for shares of Common Stock (subject to increase to cover the anti-dilution provisions associated therewith); and (Z) 144,618 shares are reserved for issuance pursuant to notes convertible into shares of Common Stock.  All of such outstanding shares have been issued in compliance with all applicable federal and state securities laws and are duly authorized and have been, or upon issuance will be, validly issued, fully paid and nonassessable. Except as specified in Section 3.1(g) of the Disclosure Letter, no securities of the Company are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as specified in Section 3.1(g) of the Disclosure Letter, there are no outstanding options, notes, obligations, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of capital stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of capital stock, or securities or rights convertible or exchangeable into shares of capital stock. Except as specified in Section 3.1(g) of the Disclosure Letter, the issue and sale of the Securities will not, immediately or with the passage of time, obligate the Company to issue shares of capital stock or other securities to any Person (other than the Investors) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities (including, without limitation, under any anti-dilution or similar provisions).

(h)           SEC Reports; Financial Statements.  The Company is required to file reports pursuant to the Exchange Act and is not a voluntary reporting company.  Except with respect to the timeliness of the filing of the Company’s Form 10-Q for its fiscal quarter ended June 30, 2009, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since May 14, 2009 (the foregoing materials and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being collectively referred to herein as the “SEC Reports” and, together with the Disclosure Letter, the “Disclosure Materials”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  The Company has made available to the Investors or their respective representatives true, correct and complete copies of each of the SEC Reports not available on the EDGAR system (if any).  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing (or amendment, as applicable).  Such financial statements have been prepared in accordance with GAAP, applied on a consistent basis, during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments or which will not be material, either individually or in the aggregate.  The Company does not currently have any unresolved comment letter outstanding with the Commission.

(i)           Tax Status. The Company and each of its Subsidiaries (i) has timely made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has timely paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, except in each case as would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries tax returns are not currently being audited by any tax authority of any jurisdiction.    Except as specifically disclosed in Section 3.1(i) of the Disclosure Letter, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(j)           Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the unaudited financial statements included in the Company’s most recent Quarterly Report on Form 10-Q (“2010 10-Q”), except as specifically disclosed  in Section 3.1(j) of the Disclosure Letter, (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, (v) the Company has not sold any assets outside of the ordinary course of business, (vi) the Company has not made any material capital expenditures and (vi) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. The Company does not have pending before the Commission any request for confidential treatment of information.  Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.  To the Company’s knowledge, no event, liability, fact, circumstance, occurrence or development has occurred or exists, or is reasonably expected to occur or exist, with respect to the Company or its Subsidiaries or their respective business, properties, operations, assets or condition (financial or otherwise) which has had or could reasonably be expected to result in a Material Adverse Effect that has not been publicly disclosed at least one Trading Day prior to the date that this representation is made.

(k)          Litigation.  There is no Action which (i) may adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents against the Company or the Securities or (ii) except as specifically disclosed in the Company’s Annual Report on Form 10-K for the Year ended December 31, 2009 (the “2009 10-K”) and 2010 10-Q, would, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty, except as specifically disclosed in the 2009 10-K and 2010 10-Q. There has not been, and to the knowledge of the Company, there is not pending any investigation by the Commission involving the Company or any current or former director or officer of the Company (in his or her capacity as such).  The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.  Except as specified in Section 3.1(k) of the Disclosure Letter, (i) neither the Company nor any Subsidiary is or, since May 14, 2009, has been the subject of an investigation by any federal, state or local governmental agency and (ii) there are no claims, actions, suits or proceedings pending or threatened against or involving the Company or its Subsidiaries, or any assets of the Company or its Subsidiaries, that are reasonably likely to result in a claim for damages in excess of $50,000.

(l)           Labor Relations.  No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.  The Company does not have any knowledge that any of its current executive officers or directors intends to leave their position with the Company in the future.  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union. The Company and its Subsidiaries believe that their relations with their employees are good.  No executive officer (as defined in Rule 501(f) of the Securities Act) of the Company or any of its Subsidiaries has notified the Company or any such Subsidiary that such officer intends to leave the Company or any such Subsidiary or otherwise terminate such officer’s employment with the Company or any such Subsidiary. No executive officer of the Company or any of its Subsidiaries is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.  The Company and its Subsidiaries are and have been in compliance with all U.S. federal, state and local laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(m)         Employee Benefits.

(i)           Section 3.1(m) of the Disclosure Letter sets forth a complete list of each and every pension, profit-sharing, savings, retirement, employment, consulting, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company or any Subsidiary is the owner, the beneficiary, or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, arrangement or agreement, whether written or oral, including, without limitation, any (i) “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or (ii) other employee benefit plans, agreements, programs, policies, arrangements or payroll practices, whether or not subject to ERISA (including any funding mechanism therefor) under which any current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of the Company, any Subsidiary or any ERISA Affiliate has any present or future right to benefits or that is sponsored or maintained by the Company, any Subsidiary or any ERISA Affiliate or with respect to which the Company, any Subsidiary or any ERISA Affiliate has made or is required to make payments, transfers or contributions (an “Employee Benefit Plan”).  For purposes of this Section 3.1(m), the term “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any Subsidiary, is treated as a single employer under the provisions of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”).

(ii)          Each Employee Benefit Plan has been and is currently administered in compliance with its constituent documents and all requirements (including but not limited to reporting and disclosure requirements) of ERISA, the Code and any other law applicable to such Employee Benefit Plan.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or an opinion letter on which the Company may rely, from the IRS to the effect that the Employee Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code, and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any liability, penalty or tax under ERISA, the Code or any other applicable law.  Except for routine claims for benefits, no actions by any person or governmental body have been filed against any Employee Benefit Plan, the Company, or any Subsidiary and no such actions have been threatened with respect to any Employee Benefit Plan.  Neither the Company, any Subsidiary nor, to the knowledge of the Company, any other “party in interest” or “disqualified person” with respect to any Employee Benefit Plan has engaged in any non-exempt “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Code involving such Employee Benefit Plan that, individually or in the aggregate, could reasonably be expected to subject the Company or any Subsidiary to any liability for any tax or penalty imposed by Section 4975 of the Code or Section 501, 502 or 510 of ERISA.  To the knowledge of the Company, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable laws in connection with the administration or investment of the assets of any Employee Benefit Plan.

(iii)         There are no unfunded obligations of the Company or any Subsidiary under any Employee Benefit Plan.  All contributions and premium payments required to have been made under the terms of any Employee Benefit Plan, or in accordance with ERISA, the Code or other applicable law, have been timely made.  Any and all employee contributions withheld from payroll have been timely and fully contributed to the appropriate Employee Benefit Plan as required by its constituent documents, ERISA, the Code and applicable law.  Neither the Company, any Subsidiary nor any ERISA Affiliate is required to make any payments or contributions to any Employee Benefit Plan pursuant to any collective bargaining agreement or any applicable labor relations law.

(iv)        Neither the Company, any Subsidiary nor any ERISA Affiliate maintains, contributes, or has any liability with respect to, or has since May 14, 2009, maintained, contributed or had any liability, with respect to any Employee Benefit Plan (including, for such purpose, any “employee benefit plan” as defined in Section 3(3) of ERISA that the Company or an ERISA Affiliate previously maintained or contributed to within such preceding six years) that is, or has been:  (i) subject to Title IV of ERISA or Section 412 of the Code; (ii) maintained by more than one employer within the meaning of Section 413(c) of the Code; (iii) subject to Sections 4063 or 4064 of ERISA; (iv) a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA; (v) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (vi) an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is not intended to be qualified under Section 401(a) of the Code.

(v)         Neither the Company nor any Subsidiary has ever maintained or contributed to any Employee Benefit Plan providing or promising any post-termination health or other non-retirement benefits to any former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of the Company, any Subsidiary or any ERISA Affiliate of the Company, other than health care continuation coverage, at the maximum applicable premium permitted to be charged by the Company or any Subsidiary (as applicable), required under Section 4980B of the Code, or Section 601 of the ERISA.

(vi)         Neither the Company nor any Subsidiary has received services from any individual whom the Company any such Subsidiary did not treat as a common-law employee, including any individual treated as a leased employee or as an independent contractor, but who should have been treated as a common-law employee.  Each individual, if any, who has constituted a leased employee of the Company or any Subsidiary, as defined under Section 414(n) of the Internal Revenue Code of 1986, as amended, has been properly treated as such for all applicable purposes.

(vii)        Each Employee Benefit Plan that is a "nonqualified deferred compensation plan" as defined in Section 409A(d)(1) of the Code has been operated in compliance with Section 409A of the Code.

(n)          Compliance.  Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (except to the extent such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, ordinance, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to pharmaceutical sales and the sale, distribution or advertising of over-the- counter drugs, medications or nonprescription supplements and products, taxes, pollution, environmental protection, occupational health and safety, use of patient specific information (Health Insurance Portability and Accountability Act of 1996), product quality and safety or employment and labor matters, the default under or violation of which would have a Material Adverse Effect.

(o)          Environmental Compliance.   The Company and its Subsidiaries (i) have at all times had and now has all environmental approvals,  consents, licenses, permits and orders required to conduct the businesses in which it has been or is now engaged and (ii) have at all times been and is now in compliance in all material  respects with all applicable environmental laws. There are no claims, actions, suits or proceedings pending or threatened against or involving the Company or its Subsidiaries, or any assets of the Company or its Subsidiaries, under any of the environmental laws (whether by reason of any failure to comply with any of the environmental laws or otherwise).  No decree, judgment or order of any kind under any of the environmental laws has been entered against the Company or its Subsidiaries. There are no facts, conditions or situations, whether now or heretofore existing, that could form the basis for any claim against, or result in any liability of, the Company or its Subsidiaries under any of the environmental laws.

(p)          Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations, licenses and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports and as presently proposed to be conducted, including, but not limited to, all licenses and permits relating to pharmaceutical sales and the sale, distribution or advertising of over the counter drugs, medications or nonprescription supplements, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization, license or permit.

(q)          Title to Assets.  The property and assets that the Company and the Subsidiaries own are free and clear of all Liens, except for Liens disclosed on Schedule 3.1(q) of the Disclosure Letter, statutory Liens for the payment of current taxes that are not yet delinquent and Liens that arise in the ordinary course of business and to not materially impair such ownership or use of such property or assets. With respect to property leased by the Company and the Subsidiaries, the Company and the Subsidiaries are in compliance with such leases and, to the Company’s knowledge, hold a valid leasehold interest free of any Liens other than those of the lessors of such property or assets. The Company and the Subsidiaries do not own any real property.

(r)           Intellectual Property.

(i)           Section 3.1(r) of the Disclosure Letter accurately sets forth all material Intellectual Property that is owned and/or used in the business of the Company and its Subsidiaries, viewed as a whole, as presently conducted or as proposed to be conducted except for Commercial Software (defined below) (“Company’s IP”). No Intellectual Property other than the Company’s IP is material to the business of the Company or any of its Subsidiaries as presently conducted or as presently proposed to be conducted. The Company or one of its Subsidiaries has the valid right to use or is the sole and exclusive owner of all right, title and interest in and to Company’s IP (with no breaks in the chain of title thereof) free and clear of, to its knowledge, any claim, security interest, lien, pledge, option, charge or encumbrance of any kind whatsoever except as disclosed in Section 3.1(r) of the Disclosure Letter.  The Company’s IP has not been used or enforced or failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of Company’s material rights in and to Company’s IP.

(ii)          The Company has not transferred any rights or interest in, or granted any exclusive license with respect to, any of the Company’s IP to any third party.

(iii)         All of the Company’s IP owned by the Company is currently in compliance in all material respects with all legal requirements (including timely filings, proofs and payments of fees) and is valid and enforceable.  None of the Company’s IP which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted has been or is now involved in any pending or threatened cancellation, dispute or litigation of which the Company is aware.  No patent of the Company or its Subsidiaries has been or is now involved in any interference, reissue, re-examination or opposition proceeding.

(iv)         All of the licenses and sublicenses and consent, royalty or other agreements concerning Company’s IP which are necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted to which the Company or any Subsidiary is a party or by which any of their assets are bound (other than  generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000 per license, collectively “Commercial Software”) (collectively, “License Agreements”) are valid and binding obligations of the Company or its Subsidiaries that are parties thereto and, to the Company’s knowledge, the other parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and there exists no event or condition which, to the Company’s knowledge, will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by the Company or any of its Subsidiaries under any such License Agreement.

(v)          The Company and its Subsidiaries own or have the valid right to use all of the Intellectual Property that is necessary for the operation of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted.  The Company and its Subsidiaries have a valid and enforceable right to use all third party Intellectual Property and Confidential Information used or held for use as the Company’s IP.

(vi)         The conduct of the Company’s and its Subsidiaries’ businesses as currently conducted does not, to the Company’s knowledge, infringe or otherwise impair or conflict with (collectively, “Infringe”) any Intellectual Property rights of any third party or any confidentiality obligation owed to a third party, and, to the Company’s knowledge, the Company’s IP which are necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted are not being Infringed by any third party.  There is no litigation or order pending or outstanding or, to the Company’s knowledge, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any of the Company’s IP or, to the Company’s knowledge, the Company’s and its Subsidiaries’ use of any Intellectual Property or Confidential Information owned by a third party, and, to the Company’s knowledge, there is no valid basis for the same.

(vii)        The consummation of the transactions contemplated hereby and by the other Transaction Documents will not result in the alteration, loss, impairment of or restriction on the Company’s or any of its Subsidiaries’ ownership or right to use any of the Company’s IP which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted.

(s)           Insurance.  The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged.  The Company has no reason to believe that it will not be able to renew its and the Subsidiaries’ existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent in all material respects with market for similar size companies as the Company and its Subsidiaries for the lines of business of the Company and its Subsidiaries at a cost that would not have a Material Adverse Effect.  Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for.  The Company currently maintains directors and officers liability insurance with coverage of no less than $5 million and errors and omissions coverage of no less than $2 million, each in a form satisfactory to the Investors.  The Company currently maintains key person term life insurance on the life of Lalit Dhadphale (with the Company as sole beneficiary) of no less than $2 million in a form satisfactory to the Investors.

(t)           Transactions With Affiliates and Employees. None of the officers, directors or employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for ordinary course services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which in each case is required to be disclosed in the SEC Reports and has not been so disclosed.

(u)          Sarbanes-Oxley; Internal Accounting Controls.  The Company is in compliance with all provisions of the Sarbanes-Oxley Act of 2002, as amended, which are applicable to it as of the Closing Date.  The Company and each of the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences.  The Company’s disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) were not deemed effective as of the end of the period covered by the Company’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  The Company’s certifying officers have evaluated the Company’s controls and procedures as of the Evaluation Date.  The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, the Company has begun to institute changes to its system of internal control over financial reporting (as such term is defined in the Exchange Act) that will significantly strengthen, or is reasonably likely to strengthen, the Company’s internal control over financial reporting.  Since the Evaluation Date, neither the Company nor any of its Subsidiaries has received any written notice or correspondence from any accountant relating to any potential material weakness in any part of the system of internal accounting controls of the Company or any of its Subsidiaries. Additionally, the Company is not in violation of any of the rules, regulations or requirements of the Principal Market and has no knowledge of any facts or circumstances that could reasonably lead to delisting or suspension of the Common Stock in the foreseeable future.

(v)          [RESERVED]

(w)         Certain Fees.  Except as set forth on Section 3.1(w) of the Disclosure Letter, no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.  The Investors shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by an Investor pursuant to written agreements executed by such Investor which fees or commissions shall be the sole responsibility of such Investor) made by or on behalf of other Persons for fees of a type contemplated in this Section 3.1(w) that may be due in connection with the transactions contemplated by this Agreement.

(x)           Certain Registration Matters. Assuming the accuracy of the Investors’ representations and warranties set forth in Section 3.2(b)-(e), no registration under the Securities Act is required for the offer and sale of the Units by the Company to the Investors under the Transaction Documents.   Except as specified in the Investors’ Rights Agreement and in Section 3.1(x) of the Disclosure Letter, no Person has any rights (including “piggy-back” registration rights) to cause the Company to effect the registration under the Securities Act or any state securities laws of any securities of the Company that have not been satisfied.

(y)          Listing and Maintenance Requirements.  The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration.  The Company has not, since May 14, 2009, received notice from any Trading Market to the effect that the Company is not in compliance with the listing or maintenance requirements thereof, except that the Company did receive notice from FINRA with respect to the timeliness of the filing of the Company’s Form 10-Q for its fiscal quarter ended June 30, 2009.  The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Common Stock on the Trading Market on which the Common Stock is currently listed or quoted.  The issuance and sale of the Securities under the Transaction Documents does not contravene the rules and regulations of the Trading Market on which the Common Stock is currently listed or quoted, and no approval of the stockholders of the Company thereunder is required for the Company to issue and deliver to the Investors the Securities contemplated by Transaction Documents.

(z)           Investment Company.  The Company is not, and is not an Affiliate of, and immediately following the Closing will not have become, an “investment company,” an Affiliate of an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(aa)        Application of Takeover Protections.  The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or would become applicable to any of the Investors as a direct result of the transactions contemplated by this Agreement, including without limitation, the Company’s issuance of the Securities to the Investors.  The Company has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

(bb)       No Additional Agreements.  The Company does not directly or indirectly have any agreement or understanding with any Investor with respect to the transactions contemplated by the Transaction Documents other than as specified in the Transaction Documents and the Disclosure Materials.

(cc)        Acknowledgment.  The Company acknowledges and agrees that no Investor makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Sections 3.2.

(dd)        Off Balance Sheet Arrangements. There is no transaction, arrangement or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed.

(ee)        U.S. Real Property Holding Corporation. The Company is not, and has never been, a U.S. real property holding corporation within the meaning of Section 897 of the Code and the Company shall so certify upon the request of any Investor.

(ff)         Foreign Corrupt Practices.  Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee, except in each case as would not have a Material Adverse Effect.

(gg)       No General Solicitation.  Neither the Company nor any Person acting on behalf of the Company has offered or sold any of the Units by any form of general solicitation or general advertising.  The Company has offered the Units for sale only to the Investors and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

(hh)       Accountants.  The Company’s accounting firm is set forth in the SEC Reports.  To the knowledge and belief of the Company, such accounting firm: (i) is a registered public accounting firm as required by the Exchange Act and (ii) shall express its opinion with respect to the financial statements to be included in the Company’s Annual Report for the year ending December 31, 2010.

(ii)          Regulation M Compliance.  The Company has not, and to its knowledge no one acting on its behalf has (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities or (ii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

(jj)          Commitments and Contracts. The Company has publicly disclosed in the SEC Reports filed prior to the date hereof true, correct and complete copies of any material contract or agreement (within the meaning of Item 601 of Regulation S-K) to which the Company or its Subsidiary is currently a party or by which the Company or its Subsidiary or any of their respective properties or assets are currently bound.

(kk)        Disclosure.  The Company understands and confirms that each of the Investors will rely on the foregoing representations in effecting transactions in securities of the Company.  All disclosure furnished by the Company to the Investors in this Agreement and the Disclosure Letter to this Agreement regarding the Company, its Subsidiaries, the Belgium Subsidiaries and their business and the transactions contemplated hereby, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.2          Representations and Warranties of the Investors.  Each Investor hereby, for itself and for no other Investor, represents and warrants to the Company as follows:

(a)          Organization; Authority.  Such Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the applicable Transaction Documents and otherwise to carry out its obligations thereunder. The execution, delivery and performance by such Investor of the transactions contemplated by this Agreement has been duly authorized by all necessary corporate or, if such Investor is not a corporation, such partnership, limited liability company or other applicable like action, on the part of such Investor.  Each of this Agreement and the Investors’ Rights Agreement has been duly executed by such Investor, and when delivered by such Investor in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Investor, enforceable against it in accordance with its terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, and except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b)          Investment Intent.  Such Investor understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities laws and is acquiring the Securities as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Securities for any period of time.  Such Investor is acquiring the Securities hereunder in the ordinary course of its business. Such Investor does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

(c)          Investor Status.  At the time such Investor was offered the Securities, it was, and as of the date hereof it is, and on each date on which it exercises any Warrants, it will be an “accredited investor” as defined in Rule 501(a) under the Securities Act. Such Investor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Investor is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(d)          General Solicitation. Such Investor is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(e)          Access to Information. Such Investor acknowledges that it has reviewed the Disclosure Materials and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.  Neither such inquiries nor any other investigation conducted by or on behalf of such Investor or its representatives or counsel shall modify, amend or affect such Investor’s right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Company’s representations and warranties contained in the Transaction Documents.

(f)           Certain Trading Activities and Confidentiality. Other than consummating the transactions contemplated hereunder, such Investor has not engaged, nor has such Investor directed any Person to act on its behalf to engage, in any transactions in the securities of the Company (including, without limitations, any Short Sales involving the Company’s securities or “locking-up” borrowing with respect to any of the Company’s securities) since the earlier to occur of (1) the time that such Investor was first contacted by the Company or any other Person regarding an investment in the Company and (2) the 30th day prior to the date of this Agreement.  Other than to other Persons party to this Agreement (and their respective representatives and advisors), such Investor has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

(g)          Independent Investment Decision. Such Investor has independently evaluated the merits of its decision to purchase Securities pursuant to this Agreement, and such Investor confirms that it has not relied on the advice of any other Investor’s business and/or legal counsel in making such decision.

(h)          Reliance.  Such Investor understands and acknowledges that: (i) the Securities are being offered and sold to it without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption depends in part on, and the Company will rely upon the accuracy and truthfulness of, the foregoing representations and such Investor hereby consents to such reliance.

(i)           Residency.  Such Investor is a resident of the jurisdiction set forth immediately below such Investor’s name on the signature pages hereto.

The Company acknowledges and agrees that no Investor has made or makes any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.

ARTICLE 4
OTHER AGREEMENTS OF THE PARTIES

4.1          Reasonable Best Efforts.  Each party shall use its commercially reasonable best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 5.1 and 5.2 of this Agreement.

4.2          Transfer Restrictions.

(a)          Sales of Securities. Notwithstanding any other provision of this Article 4, each Investor covenants that the Securities may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state, federal or foreign securities laws.  In connection with any transfer of any Securities other than pursuant to an effective registration statement, to the Company, to an Affiliate of an Investor or in connection with a pledge as contemplated in Section 4.2(d), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, at the transferor’s expense, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act; provided, however, no such opinion shall be required in connection with a transfer made in compliance with Rule 144 (provided that the transferor provides the Company with reasonable assurances (in the form of seller and broker representation letters) that such securities may sold pursuant to such rule).

(b)          Legends.  Certificates evidencing the Securities shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and, with respect to Securities held in book-entry form, the Company or its transfer agent will record such a legend on the share register), until such time as they are not required under Section 4.1(c) or applicable law:

 THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT (PROVIDED THAT THE TRANSFEROR PROVIDES THE COMPANY WITH REASONABLE ASSURANCES (IN THE FORM OF SELLER AND BROKER REPRESENTATION LETTERS) THAT THE SECURITIES MAY BE SOLD PURSUANT TO SUCH RULE).  NO REPRESENTATION IS MADE BY THE ISSUER AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALES OF THESE SECURITIES

(c)          Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of Securities), a register for the Securities in which the Company shall record the name and address of the Person in whose name the Securities have been issued (including the name and address of each transferee) and the number of Conversion Shares issuable upon conversion of the Preferred Stock and the number of Warrant Shares issuable upon exercise of the Warrants held by such Person. The Company shall keep the register open and available at all times during business hours for inspection of any Investor or its legal representatives.

(d)          Transfer Agent Instructions. The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates or credit shares to the applicable balance accounts at The Depository Trust Company (“DTC”) (if DTC is then offered by the Company and its transfer agent and such Securities qualify for deposit with DTC in accordance with its rules), registered in the name of each Investor or its respective nominee(s), for the Securities in such amounts as specified from time to time by each Investor to the Company upon conversion of the Company Shares or exercise of the Warrants. The Company represents and warrants that no instruction other than the irrevocable instructions to its transfer agent referred to in this Section 4.2(d) will be given by the Company to its transfer agent with respect to the Securities and that the Securities shall otherwise be freely transferable on the books and records of the Company, as applicable, and to the extent provided in this Agreement and the other Transaction Documents, except as it may reasonably determine are necessary to comply or to ensure compliance with those applicable laws that are enacted or modified after the Closing. If an Investor effects a sale, assignment or transfer of the Securities in accordance with the terms of the Transaction Documents, the Company shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC (if DTC is then offered by the Company and its transfer agent and such Securities qualify for deposit with DTC in accordance with its rules) in such name and in such denominations as specified by such Investor to effect such sale, transfer or assignment. In the event that such sale, assignment or transfer involves Securities sold, assigned or transferred pursuant to an effective registration statement or in compliance with Rule 144 (provided that in the case of a sale, transfer or assignment under Rule 144 the foregoing is not an “affiliate” of the Company or any of its Subsidiaries (as defined in Rule 144)), the transfer agent shall issue such Securities to the Investor, assignee or transferee, as the case may be, without any restrictive legend. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to an Investor. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 4.2(d) will be inadequate and agrees, in the event of a breach or threatened breach by the Company of any provisions of this Section 4.2(d), that an Investor shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.  Any fees (with respect to the transfer agent, counsel to the Company or otherwise) associated with the issuance of an opinion or the removal of any legends on any of the Securities shall be borne by the Investor.  Certificates evidencing the Securities will contain the legend set forth in Section 4.2(b) hereof, the Investor Rights Agreement or Warrant, as the case may be.

The Company acknowledges and agrees that an Investor may from time to time pledge, and/or grant a security interest in some or all of the Securities in accordance with all applicable federal and state securities laws pursuant to a bona fide margin agreement in connection with a bona fide margin account and, if required under the terms of such agreement or account, such Investor may transfer pledged or secured Securities to the pledgees or secured parties.  Such a pledge or transfer would not be subject to approval or consent of the Company and no legal opinion of legal counsel to the pledgee, secured party or pledgor shall be required in connection with the pledge, but such legal opinion may be required in connection with a subsequent transfer by the pledgee or secured party following default by such Investor or otherwise.  No notice shall be required of such pledge. At the appropriate Investor’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities.

(e)          Certificates evidencing the Securities shall not contain any legend at such time as an Investor has provided reasonable evidence to the Company (including any customary broker’s or selling stockholder’s letters but expressly excluding an opinion of counsel other than with respect to clauses (iii) or (iv) below), that: (i) there has been a sale of such Securities pursuant to an effective registration statement (including the Registration Statement(s)), (ii) there has been a sale of such Securities pursuant to Rule 144 (assuming the transferor is not an Affiliate of the Company), (iii) in connection with a sale, assignment or other transfer (other than under Rule 144) provided that, upon request of the Company, such Investor provides the Company with an opinion of counsel to such Investor, in a reasonably acceptable form, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the Securities Act or (iv) if such legend is not required under applicable requirements of the Securities Act (including, without limitation, controlling judicial interpretations and pronouncements issued by the Commission). Following such time as restrictive legends are not required to be placed on certificates representing Securities pursuant to the preceding sentence, the Company will, no later than three (3) Trading Days following the delivery by an Investor to the Company or the Company’s transfer agent of a certificate representing Securities containing a restrictive legend and the foregoing evidence (and opinion if applicable), deliver or cause to be delivered to such Investor a certificate representing such Securities that is free from all restrictive and other legends or credit the balance account of such Investor’s or such Investor’s nominee with DTC (if DTC is then offered by the Company and its transfer agent and such Securities qualify for deposit with DTC in accordance with its rules) with a number of shares of Securities equal to the number of shares represented by the certificate so delivered by such Investor (the date by which such certificate is required to be delivered to such Investor or such shares were required to be credited to such Investor’s account with DTC (as the case may be) pursuant to the foregoing is referred to herein as the “Required Delivery Date”). The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section, except as it may reasonably determine are necessary or appropriate to comply or to ensure compliance with those applicable laws that are enacted or modified after the Closing.  Each Investor acknowledges that the Company was previously an “issuer” described in Rule 144(i)(1)(i).  Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be required to remove the restrictive legend from any certificate representing the Securities except in connection with an actual sale of the Securities pursuant to Rule 144(i)(2) or as otherwise permitted by applicable law.

(f)           Acknowledgement.  Each Investor hereunder acknowledges its primary responsibilities under the Securities Act and accordingly will not sell or otherwise transfer the Securities or the Conversion Shares or any interest therein without complying with the requirements of the Securities Act.  Except as otherwise provided below, while the Registration Statement remains effective, each Investor hereunder may sell the Conversion Shares in accordance with the plan of distribution contained in the Registration Statement and if it does so it will comply therewith and with the related prospectus delivery requirements unless an exemption therefrom is available or unless the Securities are sold pursuant to Rule 144.  Each Investor, severally and not jointly with the other Investors, agrees that if it is notified by the Company in writing at any time that the Registration Statement registering the resale of the Conversion Shares is not effective or that the prospectus included in such registration statement no longer complies with the requirements of Section 10 of the Securities Act, the Investor will refrain from selling such Conversion Shares until such time as the Investor is notified by the Company that such registration statement is effective or such prospectus is compliant with Section 10 of the Securities Act, unless such Investor is able to, and does, sell such Conversion Shares  pursuant to an available exemption from the registration requirements of Section 5 of the Securities Act.

4.3          Form D and Blue Sky.  The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D of the Securities Act.  The Company shall, on, before or after the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to, qualify the Securities for sale to the Investors at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Investors on or prior to the Closing Date.  The Company shall make all necessary filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

4.4          Furnishing of Information.  Until the earliest of the time that (i) no Investor owns Securities or (ii) the Warrants have expired (the “Reporting Period”), has occurred, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Exchange Act or the rules and regulations thereunder would no longer require or otherwise permit such termination. Without limiting any of the Company’s obligations under the Investors’ Rights Agreement, during the Reporting Period, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Investors and make publicly available in accordance with Rule 144(c) such information as is required for the Investors to sell the Securities under Rule 144. Without limiting any of the Company’s obligations under the Investors’ Rights Agreement, the Company further covenants that it will take such further action as any holder of Securities may reasonably request, to the extent required from time to time to enable such Person to sell the Securities without registration under the Securities Act, including without limitation, within the requirements of the exemption provided by Rule 144.

4.5          Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Investors, or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market in a manner that would require stockholder approval of the sale of the securities to the Investors.

4.6          Survival of Company Representations and Indemnification of Investors.

(a)          The representations and warranties of the Company contained in Section 3.1 and the covenant contained in Section 4.10 hereof shall survive the Closing until 30 days after the Company files its Annual Report on Form 10-K for its fiscal year ending December 31, 2011; provided, however, that claims with respect (i) to fraud and (ii) breaches of the representations and warranties contained in Sections 3.1(b) through 3.1(g), and 3.1(i) hereof (collectively, the “Core Representations”), shall survive until the expiration of the applicable statute of limitations. Claims for indemnification for Losses pursuant to this Section 4.6 by an Investor Party relating to breaches of representations and warranties of the Company or a breach of the covenant contained in Section 4.10, if not otherwise resolved by the parties, must be asserted by the Investor Party commencing a legal action with respect thereto prior to the expiration of the applicable survival period, or the claim for Losses will be extinguished at the expiration of the applicable survival period.

(b)          In addition to the indemnity provided in the Investors’ Rights Agreement, but subject to the limitations contained in this Section 4.6, the Company will indemnify and hold each Investor and its directors, officers, stockholders, partners, employees, members and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (each, an “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs, expenses, actions, causes of action, suits, penalties and fees, including all judgments, amounts paid in settlements, court costs and reasonable out-of-pocket attorneys’ fees and costs of investigation (collectively, “Losses”) that any such Investor Party may suffer or incur as a result of, arising out of or relating to (i) any misrepresentation, breach or inaccuracy of any representation or warranty, or (ii) any breach of any covenant, obligation or agreement, made by the Company in any Transaction Document.  In addition to the indemnity contained herein, the Company will reimburse each Investor Party for its reasonable out-of-pocket legal and other expenses (including the reasonable out-of-pocket cost of any investigation, preparation and travel in connection therewith) as incurred in connection therewith, as promptly as practicable after such expenses are incurred and invoiced

(c)          Notwithstanding anything contained in this Agreement to the contrary, in no event shall the Company be liable for Losses pursuant to clause (i) of Section 4.6(b) hereof or pursuant to clause (ii) of Section 4.6 hereof with respect to the covenant contained in Section 4.10 hereof, until the aggregate amount of Losses of all Investor Parties exceeds $50,000 (the “Basket”), and then the Company shall only be liable for the amount of such excess Losses; provided, however, that the limitation contained in this Section shall not apply to Losses arising out of or resulting from fraud or any breach of any Core Representation.

(d)          All remedies, either under the Transaction Documents, by law, or otherwise afforded to any party, shall be cumulative and not alternative and are in addition to all other rights and remedies a party may have, including any right to equitable relief and any right to sue for damages as a result of a breach of this Agreement.  Without limiting the foregoing, no exercise of a remedy shall be deemed an election excluding any other remedy.  Notwithstanding the provisions of this Section 4.6(d), claims by an Investor Party for damages or any alternative remedy relating to any misrepresentation, breach or inaccuracy of any representations or warranties of the Company, or breach of the covenant contained in Section 4.10 hereof (i) must be asserted prior to the expiration of the applicable survival period and in the same manner and subject to the same exceptions as provided in Section 4.6(a) for claims for indemnification for Losses, and (ii) shall be subject to the Basket on the same terms and subject to the same exceptions as provided in Section 4.6(c) for claims for indemnification for Losses.

4.7          [RESERVED]

4.8          Listing of Securities. The Company shall promptly secure the listing of all of the Registrable Securities upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance) and shall maintain such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents on such exchange or automated quotation system or another Trading Market. The Company shall use reasonable best efforts to maintain the Common Stock’s authorization for quotation on the Principal Market. The Company agrees, (i) if the Company applies to have the Common Stock traded on any other Trading Market, it will include in such application the Company Shares, the Conversion Shares and the Warrant Shares, and will take such other action as is necessary or desirable to cause the Company Shares, the Conversion Shares and the Warrant Shares to be listed on such other Trading Market as promptly as possible, and (ii) it will use reasonable best efforts to take all action that it believes is reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and to comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the applicable Trading Market; provided that no such action need be taken with respect to the Company’s Preferred Stock if Stockholder Approval has been obtained by the Stockholder Approval Deadline. Neither the Company nor any of its Subsidiaries shall take any action which it believes could be reasonably expected to result in the delisting or suspension of the Common Stock (and if required to be listed by this Section 4.8, the Preferred Stock) on any Trading Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4.8.

4.9          Use of Proceeds.  The Company will use the net proceeds from the sale of the Units hereunder (the “Net Proceeds”) for working capital purposes, including the payment of accrued trade payables and accrued expenses incurred in the ordinary course of the Company’s business.   Schedule 4.9 attached to this Agreement shall list each trade payable, accrued expense, debt, and other item in existence on the Closing Date that exceeds $25,000 and that the Company intends to pay from the Net Proceeds.  The Company will not use the Net Proceeds to pay any Company debt in existence on the Closing Date, or to redeem any Common Stock or Equivalents, or any other debt or equity securities of the Company, any of its Subsidiaries, or the Belgium Subsidiaries except as provided on Schedule 4.9.

4.10        Conduct of Business. The business of the Company, its Subsidiaries, and the Belgium Subsidiaries shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect.

4.11        Prohibited Actions. The Company shall not without the prior consent of an Investor knowingly enter into any transaction or take any other action which would create any liability under Section 16(b) of the Exchange Act, or the rules promulgated thereunder by the Commission, on the part of such Investor as a consequence of having purchased the Securities under this Agreement.

ARTICLE 5
CONDITIONS PRECEDENT TO CLOSINGS

5.1          Conditions Precedent to the Obligations of the Investors to Purchase Securities.  The obligation of each Investor to acquire the Securities at the Closing are subject to the satisfaction, or waiver by such Investor, at or before each the Closing, of each of the following conditions:

(a)           Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (except for representations and warranties (i) that speak of a specific date, which shall be true and correct as of such specified date or (ii) that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects). Such Investor shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Investor;

(b)           Performance.  The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing.  Such Investor shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Investor;

(c)           No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

(d)           No Suspensions of Trading in Common Stock; Listing. Trading in the Common Stock shall not have been suspended (or threatened to be suspended) by the Commission or any Trading Market (except for any suspensions of trading of not more than one Trading Day solely to permit dissemination of material information regarding the Company) at any time since the date of execution of this Agreement, and the Common Stock shall have been at all times since such date listed for trading on a Trading Market. The Common Stock shall be designated for quotation or listed on the Principal Market and any required approval of the Principal Market to list the Company Shares and the Warrant Shares shall have been obtained by the Company;

(e)           Company Deliverables.  The Company shall have delivered the Company Unit Deliverables in accordance with Section 2.2(a), and if applicable the Company Note Deliverables in accordance with Section 2.2(b).

(f)            Consents and Approvals. The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Securities, including without limitation, any of those required by the Principal Market;

(g)           Certificate of Designation. The Certificate of Designation shall have been filed with the Secretary of State of the State of Delaware and shall have become effective.

(h)           Background Checks.  The Investors shall have caused to be conducted background checks on Lalit Dhadphale, Patrick E. Delaney, Norman Corn, and Ronald W. Ferguson, and the results from such background checks shall be reasonably acceptable to the Investors (the “Background Checks”).

(i)            [RESERVED]

(j)            Board Constitution.  The Board shall be comprised of five directors, of which at least three directors shall be serving, with the fourth and fifth directorships to be filled as soon as practicable following Closing, one of which shall be the Preferred Director (as such term is defined in the Investor Rights Agreement).

(k)           Insurance. The Company shall have obtained (i) directors and officers liability insurance with coverage of not less than $5 million and (ii) errors and omissions insurance with coverage of not less than $2 million, each as reasonably acceptable to the Investors.

(l)            Indemnification Agreement.  The Company and the Preferred Director shall have executed and delivered an Indemnification Agreement substantially in the form attached hereto as Exhibit F; provided, that if the Preferred Director has not been designated at the time of Closing, the Indemnification Agreement may be delivered at the time of such designation.

(m)          Bylaws.  The Company shall have amended its Bylaws substantially in the form attached hereto as Exhibit G.

5.2          Conditions Precedent to the Obligations of the Company to Sell Securities.  The obligation of the Company to sell the Units at the Closing is subject to the satisfaction, or waiver by the Company, at or before the Closing, of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of each Investor contained herein shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made on and as of such date;

(b)           Performance.  Each Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Investor at or prior to the Closing;

(c)           No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents; and

(d)           Investor Deliverables. Each Investor shall have delivered its Investor Deliverables in accordance with Section 2.2(c).

ARTICLE 6
MISCELLANEOUS

6.1          Fees and Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement; provided, however, that the Company shall, at the Closing, reimburse the  fees of and expenses of Andrews, as counsel to HWH , not to exceed $25,000 (the “HWH  Counsel Fee”); and provided further that  fees of counsel to the Company in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby shall not exceed $50,000.  At the Closing, in order to offset the obligations owed by the Company under this Section 6.1, HWH  shall withhold the HWH Counsel Fee from payment of their aggregate Investment Amount and shall, on behalf of the Company wire the HWH  Counsel Fee directly to Andrews.

6.2          Entire Agreement. The Transaction Documents, together with the exhibits, schedules and the Disclosure Letter thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such subject matter, which the parties acknowledge have been merged into such documents, exhibits and schedules. The Company confirms that, except for the investment in the Securities as set forth in this Agreement, no Investor has made any commitment or promise or has any other obligation to provide any financing to the Company or otherwise.

6.3          Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this Section 6.4 prior to 6:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 6.4 on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service (with next day delivery specified), or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	HealthWarehouse.com, Inc. 100 Commerce Boulevard, Cincinnati, OH 45140 Facsimile: (513) 618-0925 Attn: Chief Executive Officer

With copies to:	Kohnen & Patton LLP 201 East Fifth Street, Suite 800, Cincinnati, OH 45202 Facsimile: (513) 381-5823 Attn: Mark J. Zummo, Esq.

If to an Investor:	To the address set forth under such Investor’s name on the signature pages hereof, ,

With a copy to (with respect to notices sent to HWH):	Andrews Kurth LLP 111 Congress Avenue Suite 1700 Austin, TX 78701 Attn: Edward A. Gilman, Esq.

Or such other address as may be designated in writing hereafter, in the same manner, by such Person.

6.4          Amendments; Waivers. No provision of any Transaction Document may be waived, modified or amended except in a written instrument signed by the Company and the Investors holding a majority of the Securities, provided that any party shall have the right to provide a waiver with regards to itself.  Any such amendment, modification or waiver effected in accordance hereto shall be binding upon each Investor and each future holder of all Securities of such Investor.  No waiver of any default with respect to any provision, condition or requirement of any Transaction Document shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right. No such amendment or waiver (unless given pursuant to the foregoing provisos) shall be effective to the extent that it applies to less than all of the holders of the Securities then outstanding.

6.5          Construction.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.  This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

6.6          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investors. Any Investor may assign any or all of its rights under this Agreement and the other Transaction Documents to any Person to whom such Investor assigns or transfers any Securities, provided such assignee or transferee agrees in writing to be bound, with respect to the assigned or transferred Securities, by the provisions hereof that apply to the “Investors,” in which event such assignee or transferee shall be deemed to be an Investor hereunder with respect to such assigned rights.

6.7          No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.6 (as to each Investor Party).

6.8          Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.  Each party agrees that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced exclusively in the Delaware Courts. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such Delaware Court, or that such Proceeding has been commenced in an improper or inconvenient forum.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  If either party shall commence a Proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such Proceeding shall be reimbursed by the other party for its reasonable out-of-pocket attorneys’ fees and other reasonable out-of-pocket costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

6.9          Survival.  Except as provided in Section 4.6 hereof, the representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery of the Securities.  Each Investor shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

6.10        Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

6.11        Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

6.12        Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Investor exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Investor may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

6.13        Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities. If a replacement certificate or instrument evidencing any Securities is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

6.14        Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the parties hereto will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.  The Company therefore agrees that the Investors shall be entitled to specific performance and temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or any other type of security.

6.15        Payment Set Aside. To the extent that the Company makes a payment or payments to any Investor pursuant to any Transaction Document or an Investor enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

6.16        Independent Nature of Investors’ Obligations and Rights.  The obligations of each Investor under the Transaction Documents are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document.  The decision of each Investor to purchase Securities pursuant to the Transaction Documents has been made by such Investor independently of any other Investor.  It is expressly understood and agreed that each provision contained in this Agreement and in each other Transaction Document is between the Company and an Investor, solely, and not between the Company and the Investors collectively and not between and among Investors.

6.17        Delivery of Securities.  Notwithstanding anything contained in this Agreement or any other Transaction Document to the contrary, unless otherwise directed in writing by the applicable Investor, the Company shall, and shall cause its agents and representatives to, deliver all of such Investor’s Securities purchased pursuant to this Agreement (and all securities which are issuable to the Investor pursuant to the terms of this Agreement or any other Transaction Document) to the address for delivery of Securities set forth on such Investor’s signature page to this Agreement, and copies of the certificates representing such securities shall be sent to such Investor to the address of such Investor as set forth on such Investor’s signature page to this Agreement.

6.18        Legal Representation.  Each Investor acknowledges that (a) HWH  has retained Andrews in connection with the Agreement and the transactions contemplated hereby, (b) the interests of HWH  may not necessarily coincide with the interests of the other Investors, (c) Andrews does not represent any Investor other than HWH  and (d) each Investor has had the opportunity to consult with its own counsel and has not relied on Andrews for legal counsel in connection with the Agreements or the transactions contemplated hereby and thereby.

6.19        Conversion and Termination of Indebtedness.

(a)           By executing and delivering this Agreement, the Company and each Investor making payment of the purchase price for the Units and/or a Convertible Note to be purchased by such Investor, in whole or in part, by cancellation or conversion of indebtedness listed on Exhibit H (the “Indebtedness” and such Investor, a “Conversion Investor”), agree that (i) all of the Indebtedness shall convert into Units and a Convertible Note at the Closing as set forth on such Conversion Investor’s signature page hereto, and (ii) the shares of Preferred Stock, the Convertible Note and the Warrant representing Warrant Shares set forth on such Conversion Investor’s signature page hereto are issued in full discharge and satisfaction of the Indebtedness held by such Conversion Investor.

(b)           Other than each Conversion Investor’s right to receive the shares of Preferred Stock, the Convertible Note and the Warrant representing Warrant Shares set forth on such Conversion Investor’s signature page hereto at the Closing, each Conversion Investor hereby waives any and all demands, claims, suits, actions, causes of actions, proceedings, assessments and rights in respect of the each of the Indebtedness, including, without limitation, (i) any principal or interest payments due as of the date hereof in excess of the amounts to be converted into Units and a Convertible Note, if any, (ii) any right to notice of the conversion of the Indebtedness and (iii) any rights arising from any past or present default or event of default under the Indebtedness.  Each Conversion Investor  hereby represents and warrants that, immediately prior to the Closing, the Indebtedness set forth on Exhibit H represents all debt of the Company held by such Conversion Investor.  Each Conversion Investor hereby agrees to promptly take any further action and to execute any and all additional documents or instruments requested by the Company to terminate any liens, guarantees, lock-up agreements or other security interests that have arisen in connection with the Indebtedness, if any, and authorizes the Company to terminate UCC financing statements relating to the Indebtedness; provided, however, nothing provided herein shall prevent the Investors purchasing Convertible Notes from taking all such actions allowed by or set forth in the Loan Agreement necessary or permissible in order to perfect the security interests provided under the Loan Agreement.

(c)           The Conversion Investors agree to deliver the original instruments evidencing the Indebtedness (the “Indebtedness Instrument”) to the Company for cancellation at the Closing or a lost note affidavit.  Until such time as a Conversion Investor has delivered its original Indebtedness Instrument to the Company for cancellation, such Conversion Investor and its assigns, shall at all times indemnify and hold harmless the Company, its directors, officers, employees or agents and any person acting on behalf of or at the request of the Company, together with any successors and assigns of any of the foregoing, from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all losses, damages, judgments, costs, counsel fees, expenses and liabilities whatsoever, which any of such indemnitees at any time shall or may sustain or incur (A) by reason of any claim which may be made in respect of such original Indebtedness Instrument, and (B) by reason of payment for or transfer, exchange or delivery of such original Indebtedness Instrument.  Each Conversion Investor hereby represents and warrants to the Company that it is the sole owner of all right, title and interest in and to the Indebtedness Instrument, described as held by such Conversion Purchaser on Exhibit H.

6.20       Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the date first written above.

“COMPANY”

HealthWarehouse.com, Inc.

/s/ Lalit Dhadphale
Name: Lalit Dhadphale
Title: President and Chief Executive Officer

[remainder of page intentionally left blank; signature pages for Investors follow]

Company Signature Page to Securities Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the date first written above.

“INVESTOR”:

HWH LENDING LLC

By:	/s/ Gary Singer
Name: Gary Singer
Title: President

Investor Address for Notices:

Investor’s Tax Identification Number:

Investment Amount:	$2,050,879

Preferred Stock Purchased:	164,114

Convertible Note Purchased:	$500,000

Number of Warrant Shares to be represented by Warrant:	585,808

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the date first written above.

“INVESTOR”:

MILFAM I L.P.
By: Milfam LLC
Its: General Partner

By:	/s/ Lloyd I. Miller, III
Name: Lloyd I. Miller, III
Title: Manager

Investor Address for Notices:

Investor’s Tax Identification Number:

Investment Amount:	$2,050,879

Preferred Stock Purchased:	164,114

Convertible Note Purchased:	$500,000

Number of Warrant Shares to be represented by Warrant:	585,808

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the date first written above.

“INVESTOR”:

JANICE MARRA

/s/ Janice Marra
Name: Janice Marra
Title:

Investor Address for Notices:

Investor’s Tax Identification Number:

Investment Amount:	$100,000

Preferred Stock Purchased:	10,582

Number of Warrant Shares to be represented by Warrant:	28,564

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the date first written above.

“INVESTOR”:

DAVID S. OROS
MARLA T. OROS

/s/ Davis S. Oros
Name: David S. Oros

/s/ Marla T. Oros
Name: Marla T. Oros

Investor Address for Notices:

Investor’s Tax Identification Number:

Investment Amount:	$100,000

Preferred Stock Purchased:	10,582

Number of Warrant Shares to be represented by Warrant:	28,564